Exhibit 99.1

THE CHEFS’ WAREHOUSE ADOPTS LIMITED DURATION STOCKHOLDER RIGHTS AGREEMENT

RIDGEFIELD, Conn., March 23, 2020 -- The Chefs’ Warehouse, Inc. (NASDAQ:CHEF) (the “Company”), a premier distributor of specialty food products in North America, today announced that it has adopted a 364-day duration stockholder rights agreement (the “Rights Agreement”), effective March 22, 2020.

The Rights Agreement is similar to stockholder rights plans adopted by other public companies, and is intended to promote the fair and equal treatment of all Company stockholders and ensure that no person or group can gain control of the Company through open market accumulation or other tactics potentially disadvantaging the interests of all stockholders without paying an appropriate control premium to deliver sufficient value for all Company stockholders. The Company’s Board of Directors (the “Board”) has taken note in particular that, in light of the COVID-19 pandemic and recent market events, the closing price of the Company’s common stock on March 20, 2020 was more than 80% below the price just over a month ago. The Rights Agreement will also position the Board to fulfill its fiduciary duties on behalf of all stockholders by ensuring that the Board has sufficient time to make informed judgments that are in the best long-term interests of the Company and its stockholders. The Rights Agreement is not intended to deter offers that are fair and otherwise in the best interest of the Company’s stockholders.

Under the Rights Agreement, the Rights will become exercisable if a person or group becomes the beneficial owner of 10% or more of the Company’s outstanding Common Stock (20% or more in the case of eligible passive institutional investors, as further described in the Rights Agreement). In the event that the Rights become exercisable due to the triggering ownership threshold being crossed, each Right will entitle its holder to purchase, at the Right’s exercise price, a number of units of Series A Preferred Stock (having similar voting and economic rights as shares of common stock) or equivalent securities having a market value at that time of twice the Right’s exercise price. Rights held by the triggering entity will become void and will not be exercisable to purchase units at the reduced purchase price. The Board may, rather than permitting the exercise of the Rights, exchange each Right (other than Rights held by the triggering entity) for one or more units of Series A Preferred Stock per Right, subject to adjustment and as further described in the Rights Agreement. The Board will, prior to the Rights becoming exercisable, generally be entitled to amend the Rights Agreement or to redeem the Rights for $0.01 per Right.

This announcement is a summary only and is qualified by reference to the full text of the Rights Agreement. Additional details regarding the Rights Agreement will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Jefferies LLC is serving as financial advisor to the Company and Shearman & Sterling LLP is serving as legal counsel.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation's leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 55,000 products to more than 34,000 customer locations throughout the United States and Canada.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; the Company’s ability to expand its operations in its existing markets and to penetrate new markets through acquisitions; the Company may not achieve the benefits expected from its acquisitions, which could adversely impact its business and operating results; the Company may have difficulty managing and facilitating its future growth;

conditions beyond the Company’s control could materially affect the cost and/or availability of its specialty food products or center-of-the-plate products and/or interrupt its distribution network; the Company’s increased distribution of center-of-the-plate products, like meat, poultry and seafood, involves increased exposure to price volatility experienced by those products; the Company’s business is a low-margin business and its profit margins may be sensitive to inflationary and deflationary pressures; because the Company’s foodservice distribution operations are concentrated in certain culinary markets, the Company is susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on the Company’s business, financial condition or results of operations; the Company’s ability to raise capital in the future may be limited; the Company may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all; and the Company’s business operations and future development could be significantly disrupted if it loses key members of its management team.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 24, 2020 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws.

For Investor Relations Inquiries:

Jim Leddy, CFO

(718) 684-8415